Exhibit 14.01

CODE OF ETHICS

SUMMARY

1. THE NETSHOES GROUP

Welcome to the Group

Our declaration

Mission

Vision

Values

2. CODE OF ETHICS

Additional leadership responsibilities

2.1 INTERNAL CONDUCT RULES

Respect for people

Professional development and opportunity

Personal relationships between employees

Use of alcohol or drugs

Political activity and freedom of association

Trade integrity and compliance with the laws

Compliance with anti-bribery and anti-corruption laws

Gifts, entertainement and other hospitality

Conflicts of interest

Confidentiality and information security

Internet, portal, corporate social network and e-mails

Social networks and personal websites

Assets, resources and records

2.2 RELATIONSHIP WITH SHAREHOLDERS AND SECURITIES MARKET

Market professionals or shareholders

Insider Information

Financial Statements and Accounting Records

2.3 RELATIONSHIP WITH CUSTOMERS

2.4. RELATIONSHIP WITH GOVERNMENT BODIES AND THE PRESS

The press and events

2.5 RELATIONSHIP WITH SUPPLIERS AND SERVICE PROVIDERS

2.6. COMPETITION PRACTICES

2.7. SOCIAL RESPONSIBILITY

2.8. ETHICS COMMITTEE

Communication channel

Non-retaliation guarantee

2.9 APPROVAL AND EFFECTIVENESS

2.10. RESPONSIBILITY FOR COMPLIANCE WITH THE CODE AND THE NORMS

1. THE NETSHOES GROUP

Welcome to Netshoes Group

Our declaration

We love what we do.

We innovate because we don’t look back.

The freedom to improve and do things better is in our hands.

And it’s obvious that we have achieved our goal.

We are part of the business.

We control our routines and act without wasting time.

Simple, straight and precise, just as it needs be.

The outcome? It is a mere consequence of what we do.

Of our group. The Netshoes Group.

Mission

To connect people to a more stylish and simple life.

Vision

To be a global reference in online shopping experience.

Values

Passion | #ExcitedToDoIt

We have a strong passion for what we do. Here I can be myself and dive right in with strength and enthusiasm in order to achieve and excel the objectives of Netshoes Group and, on top of it, to be happy :)

Innovation | #DisruptPatterns

We are restless and want to break records, always doing things differently and being one step ahead – or several – of the market.

Focus on Results | #FocusOnResults

We focus on growth and positive results, searching for productivity and efficiency in each one’s deliveries.

No Limits | #HereICan

The company allows us and gives us freedom to surpass limits with courage and independence to make decisions with responsibility.

The Owner’s Eye | #OwnerOfTheBusiness

Here I am part of the business and I feel I own it, because it depends on me. I love what I do. So, I care about it and I do it better.

Valuing People | #ValuingPeople

This is a place for happy people. They are part of one single team, and they feel valued in the construction of our history.

Agility | #FastAsAClick

We take decisions with agility and find efficient solutions. For this reason, we are a reference in the rendering of services.

Simplicity | #MakeItSimple

We are practical and straightforward when it comes to achieve and surpass our objectives. Why should we complicate if we can make things more simple?

Certainly, the topics selected do not cover all situations, but they were considered a priority in the establishment of the Code of Ethics of Netshoes Group, since they contribute to the sustainable development of the company through the effective management of its internal and external relationships.

2. CODE OF ETHICS

This Code of Ethics is applicable to all members of the Board of Directors and the employees, including Executive Officers, and it expresses the concern of Netshoes Group about communicating the good conduct required in the relationships maintained with peers, shareholders, customers, suppliers, competitors, government, the press and society in general.

With regard to this Code of Ethics, all persons must:

•	Always comply with the rules;

•	Read and understand this Code, using it in their daily routines;

•	Inform their line manager or Netshoes Group’s Communication Channel about any situation that may be deemed as a violation of this Code;

•	Cooperate with and keep the confidentiality of the investigations regarding a breach of this Code or any other rule of Netshoes Group or laws applicable to Netshoes Group.

Additional leadership responsibilities

Netshoes Group’s leaders must be a role model and a reference for honest and ethical behavior. They are responsible for creating a work environment that may encourage the behaviors described in this Code of Ethics. To this end, they must:

•	Lead through example and encourage their teams to work with integrity in all negotiations and situations;

•	Never ignore or hide problems of an ethical nature. Leaders must handle these situations quickly, searching for guidance and support whenever this is required;

•	Inform the Ethics Committee about the ethical issues reported by their team, and receive guidance from the Committee about the steps to be taken;

•	Never reprimand or put pressure on an employee who has raised ethical issues or helped an investigation by the Ethics Committee;

•	Hold regular meetings with the team to review their knowledge about the Code of Ethics, making sure that all employees are aware of the guidance provided for herein.

2.1. INTERNAL CONDUCT RULES

The employees are the official representatives of the company. They continually make a difference by performing their duties in a way that adds value to Netshoes Group.

Respect for people

Netshoes Group complies with the laws and rules regarding labor legislation and Occupational Medicine and Safety, not accepting child’s labor, slave labor or any form of forced labor that may hurt worker’s rights provided for in the law.

It is essential to maintain a good work environment free of harassment and discrimination based on race, color, creed, religion, gender, impairment, nationality, origin, marital status, sexual orientation, political and ideological convictions or any other reason.

All and any type of moral or sexual constraint must be rejected and reported using Netshoes Group’s Communication Channel.

Professional development

The secret of our team is our talents, that is, you.

Netshoes Group offers to all employees equal opportunities, development and professional growth based on their merit, performance and potential.

To support their development, the company provides monitoring and educational tools, such as the performance assessment cycle, scholarships, and mapping of specific education needs, among others.

Personal relationships between employees

At Netshoes Group, we understand that professional relations and affective ties may coexist in the work environment. However, in order to avoid conflicts of interest, affective relationships (between spouses, companions, or people who are dating) or direct family relationship (father, mother, sun, daughter, brother, sister) are not accepted in situations in which there is a direct or indirect level of subordination, or when one of the employees in question holds a position that may influence the hiring, assessment, promotion or dismissal of the other person.

Affective relationships between employees must be informed to HR, which will be responsible for analyzing whether the relationship may involve a conflict of interest. If there is any doubt about the existence of a conflict of interest, the case must be forwarded for evaluation by the Ethics Committee.

Private issues should not interfere in work routines, whether they are an argument or public demonstrations of affection.

Use of alcohol or drugs

The use of alcohol and illegal substances generates security risks at the workplace and for one’s personal life. So, possessing and using such substances at the workplace is not allowed, as well as working under influence thereof inside Netshoes Group’s properties, at sponsored meetings, or in activities relating to the company. The consumption of alcohol inside the company will only be allowed at moderate levels during celebrations authorized by Netshoes Group.

Political activity and freedom of association

Netshoes Group respects the rights of employees to participate in their country’s political life. However, all and any manifestation of political or party activity in the work environment is prohibited. Employees do not have permission to use their position or Netshoes Group’s name in personal activities in which they may participate.

Trade integrity and compliance with the laws

Netshoes Group maintains fair trade practices with third parties (customers, suppliers, service providers and competitors) in accordance with the applicable laws, regulations and rules, establishing the highest ethical standards for compliance with Brazilian and international laws, regulations and rules.

All employees are responsible for and committed to getting acquainted with the laws and rules applicable to our activities, as well as the internal policies and procedures of Netshoes Group in order to ensure compliance by Netshoes Group with such laws, rules, policies and procedures.

Compliance with anti-bribery and anti-corruption laws

Netshoes Group is committed to conducting its business in accordance with applicable anti-bribery and anti-corruption laws. Employees, including outsourced workers and suppliers, should understand and comply fully with these laws, as well as the Group’s internal rules, policies and procedures. We do not tolerate any forms and incidents of fraud, corruption or bribery, either offered or demanded, in the form of valuables, whether or not involving public agents.

Gifts, entertainment and other hospitality

Netshoes´ employees should not offer or accept gifts, presents and invitations that that may affect their judgment or that were given to obtain some improper advantage. Corporate gifts are acceptable within a certain value and frequency and must complies with all applicable laws and internal policies of Netshoes Group.

Conflicts of interest

Netshoes Group strives to avoid situations of actual or apparent conflict of interest.

Employees should not get involved in activities that may compromise their professional integrity or Netshoes Group’s reputation.

Our employees should not take advantage of their position, or use any assets or information obtained due to their relationship with Netshoes Group, to compete with the company.

When an employee identifies or is suspicious about any actual or potential conflict of interest involving the company, he/she should inform Netshoes Group’s Communication Channel immediately.

Confidentiality and information security

Employees must keep the confidentiality of information about the company, or any person or institution. The disclosure of information about Netshoes Group for the press, government entities, capital market professionals, investors, customers and others, must comply with the Information Security Policy in force.

Netshoes Group reserves the right to access, record or monitor its electronic means, and take the applicable measures in case of non-compliance with the law.

Internet, portal, corporate social network and e-mails

Internet, Intranet, corporate social network and e-mail systems used in the premises of Netshoes Group belong exclusively to the company. By no means should these systems be used to send or receive discriminatory or harassing messages, obscene or inappropriate materials, or business requests that may otherwise violate this Code of Ethics.

To use the social network, employees must read and accept the rules provided for at this channel.

Social networks and personal websites

Our employees are the spokespersons of the Group, and the content produced by them may impact their own image and the image of the company in which they work. Accordingly, the employees must, first of all, understand their role in this context. The fact of holding an employment relationship with the company automatically establishes a relationship between the content produced by the employees in digital environments and the image of Netshoes.

Understanding this concept is crucial for achieving the effects intended by this Code of Ethics. The employees must feel that they are part of the company’s communication, and that they are co-liable for the success of the business.

To preserve this image and the interests of Netshoes Group, its brands and products, the participation of employees in social networks and websites should not put at risk the values preserved by the company, as well as the guidance provided for herein. See some additional guidance below:

•	In their profiles, employees can mention their relationship with Netshoes Group. In these cases, however, they should not give their opinion about issues that may involve any risk to the reputation of the company, its brands and products;

•	Sharing Netshoes Group’s confidential information in public or private networks, or making comments about internal matters discussed in meetings or in conversations with peers is prohibited;

•	It is strictly forbidden to disclose information of Netshoes Group in social networks, except when sharing messages posted by the company on its fan-page, Facebook, Twitter or another social network maintained by the company;

•	Please avoid criticizing Netshoes Group’s professionals, suppliers or customers.

Assets, resources and records

The assets and resources of Netshoes Group, should they be cash and cash equivalents, computers, printers, furniture, facilities, vehicles, uniforms, machines, tools, systems, ideas, concepts, trademarks, registrations or information, must be treated with responsibility and respect by all employees, and used exclusively for the benefit of the company.

Removing equipment or documents from the workplace without the authorizations provided for in the company’s internal policies is forbidden. The sending of digital files to third parties must comply with the company’s business purpose and the Information Security Policy in force.

The use of mobile phones, radios, notebooks, or equipment owned by Netshoes Group outside the company must follow the same rigor as if they were used internally.

It is forbidden to record or take pictures of Netshoes Group’s employees, work facilities, or machines and equipment without due authorization from the Media and Content Department (conteudo@nethoes.com), Corporate Matters.

2.2. RELATIONSHIP WITH SHAREHOLDERS AND THE SECURITIES MARKET

Netshoes Group is responsible for defending the interests of its shareholders.

Aiming at strengthening this commitment, the company assumes a transparent attitude in order to ensure to shareholders that its activities and performance are being effectively and consistently monitored.

To this end, Netshoes Group takes most care in the preparation and presentation of detailed, regular, accurate and timely reports and financial statements that include a rigorous and clear description of the transactions carried out, in order to facilitate consistent decision making.

Netshoes Group is also committed to making preventive analyses of the operational and financial risks, as well as using a management system that mitigates investment risks and brings value to the company. Internal and external Audit Reports are presented in a reliable and timely manner, enabling proper follow up of the operations in course.

Market professionals or shareholders

When contacted by capital market professionals or investors, the employees should communicate with the Investor Relations area to get instructions on how to proceed before disclosing any material information about the Group.

Insider Trading

Netshoes Group does not allow employees to disclose material information that is not generally known or available to the public about Netshoes Group or another Company. Employees of the Company may not buy or sell securities while in possession of material nonpublic information and may not pass on material nonpublic information to others without express authorization by the Company.

Use of insider information pertaining to Netshoes to obtain own advantage or any type of advantages on stock exchange trades is considered an illegal practice and those involved will be subjected to sanctions established in Netshoes’ internal rules and judicial and/or administrative measures may be applied by regulatory agencies. All employees are expected to review and follow the Netshoes Insider Trading Guidelines.

Financial Statements and Accounting Records

Within their areas of responsibility, all directors and employees are responsible for making sure that the Netshoes Group’s financial statements, records, accounts, and supporting documents are maintained in reasonable detail, appropriately reflect the transactions and financial condition of Netshoes Group and comply with applicable legal and accounting requirements and reporting procedures. Netshoes Group ensures the integrity of its financial statements and does not admit that the financial reporting be conducted with fraudulent purposes. Employees are required to act with transparency and honesty with regard to Company’s records and controls, ensuring that its transactions will be promptly transcribed in Netshoes’ books and records.

2.3. RELATIONSHIP WITH CUSTOMERS

Netshoes Group is concerned about the disclosure of its products and services with integrity, honesty, respect, and truthfulness. For this reason, the company details with precision the characteristics and conditions of its products and their sales, always complying with all legal and regulatory requirements to which its products and their sales are subject.

By no means should an employee at Netshoes Group discriminate customers through manifestations of intolerance; favor personal interests instead of the interests of customers; or, otherwise, privilege some customers to the detriment of others by circumventing legal provisions or internal regulations for the benefit of some customers.

Netshoes Group employees are committed to ensuring the confidentiality of personal and credit card information of customers included in the customer’s record data and in their relationship history with the company.

2.4. RELATIONSHIP WITH GOVERNMENT BODIES AND THE PRESS

Employees are not allowed to speak to public inspection authorities on behalf of the company, except when duly authorized.

All official documents received from public authorities must be immediately informed to the Legal Department.

The information requested from Netshoes Group and duly authorized by the Executive Board must be disclosed in a correct, consistent, accurate, truthful and complete manner.

The press and events

When receiving an invitation for an interview or participation in meetings and discussions, the employee must forward the proposal to the Corporate Matters area (pr@netshoes.com) in order to validate his/her participation. It is strictly forbidden to give interviews or participate in events in the name of Netshoes without prior authorization by this department.

This procedure aims at ensuring that information is aligned with the interest of the company.

2.5. RELATIONSHIP WITH SUPPLIERS AND SERVICE PROVIDERS

The purchase or contracting of services on behalf of Netshoes Group should only be carried out by employees qualified and authorized to do so.

The selection, negotiation and engagement of suppliers and service providers also take into account the legal, economic, social and environmental aspects that relate to each one of them. Netshoes Group is committed not to purchase, by any means, goods or services whenever there is suspicion of slave or child labor.

The agreements entered into with suppliers and service providers must contain confidentiality clauses, and our partners are expected to handle shared confidential information with responsibility and respect, ensuring that the contents supplied will be used exclusively for development of the activities and services contracted.

2.6. COMPETITION PRACTICES

Netshoes does not accept the obtainment of information about the market or its peers through questionable and illegitimate procedures.

The employees should not make comments that may affect the image of competitors or contribute to the dissemination of rumors about them.

Netshoes Group observes and respects all competition and antitrust laws. Accordingly, its employees should not discuss prices, costs, sales plans, business strategies or other confidential business information with competitors.

2.7. SOCIAL RESPONSIBILITY

Netshoes Group is committed to preserving the environment, to the sustainable use of resources, to occupational health and safety, and to fighting child or slave labor and any form of discrimination.

Social partnerships that may influence or compromise the company’s professional and commercial relationships will not be accepted.

As a rule, Netshoes Group does not contribute for political parties, elected politicians and/or candidates.

2.8. ETHICS COMMITTEE

The Ethics Committee of Netshoes Group is made up of representatives of the company’s executive board and management, which are responsible for managing the Code of Ethics. They are responsible for disclosing and ensuring the understanding of the document; assessing its application on a regular basis; updating or correcting it; judging cases of non-compliance with the principles described therein; and enforcing the applicable measures.

Communication channel

The reporting channel should only be used when the employee is in the possession of data or facts that may legitimately evidence a violation of the Code of Ethics.

Any violation of or non-compliance with the principles provided for herein must be informed to Netshoes Group’s Communication Channel by voice mail recording, by phone 0800-545-5009 (in Brazil) or +55 (71) 3507-5009 (for Argentina and Mexico); on the webpage http://canaldecomunicacao.netshoes.com (or www.canaldecomunicacion.netshoes.com for Argentina and Mexico); or by e-mail canaldecomunicacao@netshoes.com

Communications can be anonymous, except those sent by e-mail.

Communication channels are available 24x7!

You can contact the Communication Channel to report on:

Non-compliance with the Code of Ethics, such as:

•	Use of property owned by Netshoes Group for personal purposes

•	Harassment (moral or sexual)

•	Discrimination of any kind

Irregularities and fraud, such as:

•	Deviation of inventory or cargo

•	Favoring of suppliers

•	Financial embezzlement

Questions, suggestions and complaints

Non-retaliation guarantee

Netshoes Group believes in the importance of a healthy work environment where all persons are able to discuss ethical issues without being afraid of retaliation. Retaliation against employees who, “in good faith”, have raised concerns or questions about misleading conducts will not be accepted. In good faith means that the employee sincerely tried to provide honest and precise information about the facts, even if such information is found to be mistaken later on.

Netshoes Group will not dismiss, retaliate, or otherwise discriminate employees who have communicated ethical issues. Also, colleagues of these employees should not segregate them, and they must continue to be treated with respect.

Employees who believe that they have been retaliated after addressing ethical issues should forward the matter to the Ethics Committee.

2.9. APPROVAL AND EFFECTIVENESS

The original version was approved by Netshoes Group CEO on March 30th, 2017, being effective since then.

Signature by: Marcio Kumruian

2.10. RESPONSIBILITY FOR COMPLIANCE WITH THE CODE AND THE NORMS

The employees are responsible for reading and complying with the provisions of this Code of Ethics and the legislations inherent to their activities, as well as with all regulations, policies and internal procedures of Netshoes Group.

In line with the digital nature of the company, the Code of Ethics is available on the Intranet, in the section “Rules of the Game,” as are all applicable regulations, policies, procedures and their relevant updates.

Non-compliance with this Code or with external and internal rules may result in the disciplinary measures and penalties provided for in the law.

Instrument of acknowledgement and commitment

The employee hereby declares that he/she received, read and understood Netshoes Group’s Code of Ethics, and that he/she is aware of and fully agrees with the established criteria and guidance, and the relevance thereof for herself/himself and the company.

The employee commits to comply with the Code and the regulations, policies and internal procedures of Netshoes Group under penalty of being subject to disciplinary measures, including the termination of the employment contract for cause.

Full name:

Area:

Signature:

Date:     /    /